Exhibit 16.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 29, 2024, relating to the financial statements and financial highlights of Syntax Stratified LargeCap ETF, Syntax Stratified MidCap ETF, Syntax Stratified SmallCap ETF, Syntax Stratified U.S. Total Market ETF, Syntax Stratified U.S. Total Market Hedged ETF, and Syntax Stratified Total Market II ETF, each a series of Syntax ETF Trust, for the year ended December 31, 2023, and to the references to our firm under the headings “Service Providers”, “Independent Registered Public Accounting Firm“ and “Financial Highlights” in the Joint Proxy Statement and Prospectus.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

June 7, 2024